                                                                   Exhibit 10.21












                                  NISOURCE INC.

                              NONEMPLOYEE DIRECTOR

                                 RETIREMENT PLAN

               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002)

                                 NISOURCE INC.
                              NONEMPLOYEE DIRECTOR
                                 RETIREMENT PLAN
               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002)

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
Section 1.   Purpose.........................................................    1

Section 2.   Definitions.....................................................    1

Section 3.   Administration..................................................    2

Section 4.   Eligibility for Retirement Benefits.............................    2

Section 5.   Amount of Retirement Benefit....................................    3

Section 6.   Payment of Retirement Benefits..................................    3

Section 7.   Payment in the Event of Death...................................    3

Section 8.   Payment in the Event of Termination of Service Following
             a Change in Control.............................................    4

Section 9.   Unfunded Plan...................................................    5

Section 10.  Certain Payments................................................    5

Section 11.  Miscellaneous...................................................    6

                                  NISOURCE INC.

                      NONEMPLOYEE DIRECTOR RETIREMENT PLAN

     Section 1. Purpose. The NiSource Inc. Nonemployee Director Retirement Plan (the "Plan"), adopted effective January 1, 1991, is hereby amended and restated effective January 1, 2002. The purpose of the Plan is to assist the Company in attracting and retaining individuals of superior talent, ability and achievement to serve on its Board of Directors. As set forth in Section 4, the Plan, as amended and restated herein, shall cover only Nonemployee Directors serving on the Board of Directors on December 31, 2001, who elect to continue participation in the Plan on and after June 1, 2002.

     Section 2. Definitions. The following words and phrases shall have the meanings set forth below unless a different meaning is required by the context:

           (a) "Annual Retainer" means the amount paid by the Company to each Nonemployee Director as annual compensation for Service as a Director and as a member of any committee of the Board and as chairman of any such committee, which amount is exclusive of any Board or committee meeting fees, or remuneration under other plans, agreements or policies.

           (b)   "Board" means the Board of Directors of the Company.

           (c) "Change in Control" shall have the meaning ascribed to such term in the Company's Change in Control and Termination Agreements.

           (d) "Committee" means the Nominating and Compensation Committee of the Board.

           (e) "Company" means NiSource Inc., a Delaware corporation, including its subsidiaries and any successor organizations.

           (f) "Director" means an individual who is a member of the Board on or after the Effective Date.

           (g) "Disability" means any physical or mental condition of a permanent nature which, in the sole judgment of the Committee, based upon the advice of a competent medical professional selected by the Committee, prevents a Director from performing his or her duties as a member of the Board.

           (h)   "Effective Date" means January 1, 1991.

           (i) "Eligible Nonemployee Director" means a Nonemployee Director who meets the eligibility requirements for retirement benefits under the Plan, as set forth in Section 4 herein. "Eligible Nonemployee Director" also shall include any Nonemployee Director eligible to receive retirement benefits by virtue of a Change in Control, as set forth in Section 8 herein.

           (j) "Nonemployee Director" means a Director who is not currently employed by the Company or any subsidiary of the Company.

           (k) "Plan" means the NiSource Inc. Nonemployee Director Retirement Plan, including any amendments thereto.

           (l) "Service" means a Director's service on the Board as a Nonemployee Director.

           (m) "Year of Service" means the 12-month period commencing with the first day of the calendar month in which each annual meeting of the shareholders of the Company takes place, and throughout which a Director served on the Board as a Nonemployee Director.

     Section 3. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, and any such interpretation shall be final and binding upon all parties. The Board or the Committee may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect the amounts payable or vested under the Plan before the time of such amendment or termination. The Company shall pay all distributions made pursuant to the Plan and all costs, charges and expenses related to the administration of the Plan.

     Section 4.  Eligibility for Retirement Benefits.

           (a) Except as otherwise provided in paragraph (b) next below, any Eligible Nonemployee Director who retires, resigns or is terminated from Service on or after the Effective Date, having completed at least five (5) full Years of Service, shall be eligible to receive a retirement benefit calculated in accordance with Section 5 herein, and payable in accordance with Section 6 herein.

           (b) Any Nonemployee Director first appointed or elected to membership on the Board on or after January 1, 2002 shall not be eligible to participate in the Plan. Each Eligible Nonemployee Director participating in the Plan on December 31, 2001, shall make an irrevocable election, by written instrument delivered to the Committee between May 21, 2002 and July 1, 2002, to: (i) continue his or her participation in the Plan on and after July 1, 2002; or (ii) terminate his or her participation in the Plan as of June 30, 2002 and have the present value of his or her total monthly retirement benefit payments under Section 5, determined as of June 30, 2002, payable as Restricted Stock Units of comparable value granted under the NiSource Inc. Nonemployee Director Stock Incentive Plan, as amended and restated effective July 1, 2002, and as subsequently amended.

                 An Eligible Nonemployee Director who fails to make a timely election pursuant to clause (i) or (ii) above shall be deemed to have made the election set forth in clause (i). An Eligible Nonemployee Director who makes the election described in clause (ii) above shall be credited with five (5) Years of Service for purposes of Section 4 and with actual Service through June 30, 2002 for purposes of Section 5. For purposes of determining the present value of the retirement benefit of an Eligible Nonemployee Director who makes the election described in clause (ii) the interest rate set forth in Section 7 shall be used, determined as of June 30, 2002.

     Section 5. Amount of Retirement Benefit. Except as otherwise provided in paragraph (b) of Section 4, each Eligible Nonemployee Director shall be paid monthly payments in an amount equal to one-twelfth (1/12) of the Annual Retainer in effect as of the effective date of his or her retirement, resignation or termination from Service. The number of such payments shall equal the lesser of:
(i) one hundred twenty (120) or (ii) the number of full months of Service on the Board as a Nonemployee Director.

     Section 6. Payment of Retirement Benefits. Except as otherwise provided in paragraph (b) of Section 4, payment of retirement benefits to an Eligible Nonemployee Director under the Plan shall be made in cash, and shall commence one (1) month following the termination of such Director's Service for any reason. For this purpose, the termination of a Director's Service for Disability shall be deemed to occur on the date that the Committee designates as the date on which the definition of Disability under the Plan has been satisfied.

     Section 7. Payment in the Event of Death. In the event that an Eligible Nonemployee Director dies prior to the receipt of all retirement benefits set forth in the Plan, the Company shall pay the present value of the remaining unpaid retirement benefits owing to the Eligible

Nonemployee Director under the Plan in one cash lump sum within sixty (60) calendar days following the date of death. The interest rate to be used to determine the present value of the unpaid retirement benefits shall be the six-month U.S. Treasury Bill rate in effect on the date of death. Such payment shall he made to the surviving spouse of the Eligible Nonemployee Director, if any. If there is no surviving spouse, then the payment shall be made to the representative of the estate of the Eligible Nonemployee Director.

     Section 8. Payment in the Event of Termination of Service Following a Change in Control. In the event that the Service of any Eligible Nonemployee Director (not excluded from participation by paragraph (b) of Section 4) who served on the Board on the effective date of a Change in Control terminates within two (2) years following the effective date of a Change in Control, such Director shall be entitled to receive his or her retirement benefits under the Plan in the form of a cash lump sum payment in an amount equal to the present value of the retirement benefits such Director is eligible to receive under the Plan.

           If, within two (2) years following the effective date of a Change in Control, the Service on the Board of an Eligible Nonemployee Director (not excluded from participation by paragraph (b) of Section 4) who served on the Board on the effective date of the Change in Control, terminates prior to the time when such Director has served on the Board for five (5) full years, such Director shall be entitled to receive a cash lump sum payment in an amount equal to seventy-five percent (75%) of the present value of the retirement benefits such Director would have been entitled to receive under the Plan had such Director served on the Board for five (5) full years prior to termination of Service.

           For purposes of this Section 8, the interest rate to be used to determine the present value of the unpaid retirement benefits shall be the six-month U.S. Treasury Bill rate in effect on the date of termination of Service. Payments of retirement benefits under this
Section 8 shall be made within sixty (60) calendar days following the date of termination of Service on the Board.

           In the event that the Committee determines that any payment, whether paid or payable or distributed or distributable pursuant to the Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalty with respect to such excise tax (such excise tax together with any interest or penalties thereon are hereinafter referred to collectively as the "Excise Tax"), the Nonemployee Director subject to the Excise Tax shall be paid an additional payment (a "Gross-Up Payment") in an amount such that, after the payment by such Nonemployee Director of all taxes (together with any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, such Nonemployee Director retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payment of retirement benefits under the Plan.

     Section 9. Unfunded Plan. The Plan shall be a noncontributory, nonqualified and unfunded plan. Retirement benefit payments under the Plan shall represent an unsecured, general obligation of the Company, and shall be paid by the Company from its general operating assets. No special fund or trust shall be required to be created by the Company to fund the obligations under the Plan, nor shall any notes or securities be issued with respect to any retirement benefits under the Plan.

     Section 10. Certain Payments. Whenever a former Nonemployee Director who is entitled to receive a payment under the Plan is a person under legal disability or a person not adjudicated incompetent but who, by reason of illness or mental or physical disability, is, in the opinion of the Committee, unable to manage properly his or her affairs, then such payments shall be paid in one of the following ways, as the Committee deems advisable: (i) to such person directly; (ii) to the legally appointed guardian or conservator of such person for his or her exclusive benefit; or (iii) in such other manner for the exclusive benefit of such person as the Committee considers advisable. Any payment made in accordance with the provisions of this Section 10 shall be a complete discharge of any liability of the Company for the making of such payment under the Plan.

     Section 11. Miscellaneous.

           (a) Neither the establishment of the Plan, nor any action taken thereunder, shall in any way obligate: (i) the Company to nominate a Nonemployee Director for reelection or to continue to retain a Nonemployee Director or (ii) a Nonemployee Director to agree to be nominated for reelection or to continue to serve on the Board.

           (b) Subject to the provisions of Section 3 hereof, the Plan may not be canceled by the Company upon any merger or consolidation with, or acquisition of the Company by, any other entity, but shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, administrators, and assigns of each Eligible Nonemployee Director.

           (c) The Plan shall not affect in any way the rights of any Eligible Nonemployee Director under any deferred compensation plan or agreement between such Director and the Company.

           (d) The Plan shall be governed by and construed according to the laws of the state of Indiana.

         IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be signed on this 9th day of September, 2002.

NISOURCE INC.

By:     /s/ S. LaNette Zimmerman
      ----------------------------------

Its:  Executive Vice President -
      Human Resources and Communications